Exhibit 10.7

License Agreement between Shalon Ventures Inc. and Expanders Inc.

THIS LICENSE AGREEMENT (the “Agreement”) is effective as of March 9, 2005 (the “Effective Date”) and is made by and between Shalon Ventures Inc., a California corporation (“SV”) and Expanders Inc., a Delaware corporation (“Licensee”).

R E C I T A L S

WHEREAS, SV owns or controls certain Patent Rights and Know How (each as defined below) related to the use self inflating tissue expanders for therapeutic purposes as a result of an assignment from the inventors of the Patent Rights;

WHEREAS, Licensee has expertise in the area of medical product development.

WHEREAS, SV desires to grant a license to Licensee under certain Patent Rights and Licensee desires to obtain such a license upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and of the covenants contained herein, the Parties mutually agree as follows:

ARTICLE 1. DEFINITIONS

For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below. Certain other capitalized terms are defined elsewhere in this Agreement.

1.1 “Active Program” shall mean an active, funded, relevant and ongoing research and development or commercial development program as evidenced by the expenditure of a total of at least two-hundred thousand dollars ($200,000) per annum in research and development for an Application Area.

1.2 “Affiliate” shall mean any corporation or other entity which controls, is controlled by, or is under common control with a Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

1.3 “Application Areas” shall mean all human uses of self expanding tissue expanders.

1.4 “Know How” shall mean trade secrets, developments, inventions, discoveries, concepts, ideas, formulations, research or other materials, designs equipment, apparatus, processes, methods, techniques and plans, whether or not patentable, as well as related know-how.

1.5 “Licensed Patent Rights” shall mean the Patent Rights listed on Exhibit A hereto and all extensions, registrations, confirmations, reissues, divisions, continuations or continuations-in-part, to the extent the claims in such continuations-in-part are directed to subject matter specifically described in the original application or patent, re-examinations or renewals thereof, and any corresponding foreign filings claiming priority from any of the foregoing and all patents issuing from any of the foregoing, as may be amended from time to time.

1.6 “Net Sales” shall mean the gross amount invoiced by Licensee or its Affiliates for sales of Products, less the following:

(a) customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(b) amounts repaid or credited by reason of rejection or return;

(c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Product which is paid by or on behalf of Licensee or its Affiliates; and

(d) outbound transportation costs prepaid or allowed and costs of insurance in transit.

(e) Product returns.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee or its Affiliate and on its payroll, or for cost of collections. Net Sales shall occur on the date of invoicing for a Product. If a Product is distributed at a discounted price that is substantially lower than the customary price charged by Licensee or its Affiliate, or distributed for non-cash consideration (whether or not at a discount), Net Sales shall be calculated based on the non-discounted amount of the Product charged to an independent Third Party during the same calendar quarter or, in the absence of such sales, on the fair market value of the Product.

As used herein, “Combination Product” means a product that contains a Product as one component and at least one other active component. In the case of a Combination Product, Net Sales shall mean the gross amount received by Licensee or its Affiliate, as applicable, on sales of the Combination Product less the deductions set forth above, multiplied by a proration factor that is determined as follows: (i) if all components of the Combination Product were sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [A / (A+B)], where A is the aggregate gross sales price of all Product components during such period when sold separately from the other active components, and B is the aggregate gross sales price of the other active components during such period when sold separately from the Product components; or (ii) if all components of the Combination Product were not sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [C / (C+D)], where C is the aggregate fully absorbed cost of the Product components during the prior calendar quarter and D is the aggregate fully absorbed cost of the other active components during the prior calendar quarter, with such costs being determined in accordance with generally accepted accounting principles. 1.7 “Party” shall mean SV or Licensee. “Parties” shall mean SV and Licensee, collectively.

1.7 “Patent Rights” shall mean all United States patents and patent applications, and all extensions, registrations, confirmations, reissues, divisions, continuations or continuations-in-part, to the extent the claims in such continuations in-part are directed to subject matter specifically described in the original application or patent, re-examinations or renewals thereof, and any corresponding foreign filings and all patents issuing from any of the foregoing.

1.8 “Products” shall mean products and methods for use in an Application Area including manufactures, compositions, methods or devices , which but for the license granted hereunder, the manufacture, use or sale of which, would infringe one or more Valid Claims of any of the Licensed Patent Rights. Where a Product is a method, the royalty shall be based on the fee for carrying out the service where there is no tangible product or on the product that is the result of performing the infringing method.

1.9 “Sublicensee” shall mean a sublicensee that is granted a sublicense to Licensee’s rights under this Agreement in accordance with Section 2.2 hereto.

1.10 “Sublicense Income” shall mean payments or non-cash consideration that Licensee receives from a Sublicensee in consideration of a Sublicense, including, without limitation, any royalties based on sales of Products, license fees, milestone payments, license maintenance fee payments, and other payments, but specifically excluding amounts received by Licensee from a Sublicensee for equity or debt at fair market value, research and development, compensation for other products or services purchased from Licensee at fair market value, and the license or sublicense of any intellectual property other than the Patent Rights. The fair market value of any non-cash consideration shall be used to calculate Sublicense Income

1.11 “Term” shall have the meaning provided in Section 9.1 hereto.

1.12 “Territory” shall mean the world.

1.13 “Third Party” shall mean any entity other than one of the Parties or one of their respective Affiliates.

1.14 “Valid Claim” means, on a country per country basis, either: (i) a claim of an issued and unexpired patent included within the Licensed Patent Rights which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue re examination, disclaimer or otherwise; or (ii) a claim of a pending patent application included within the Licensed Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application. Notwithstanding the foregoing, if a claim of a pending patent application has not issued as a claim of an issued patent within seven (7) years after the filing date from which such claim takes priority, such pending claim shall cease to be a Valid Claim for purposes of paying royalties under this Agreement unless and until such claim becomes an issued claim of an issued patent.

ARTICLE 2. LICENSES

2.1 License to Licensee. Subject to the terms and conditions of this Agreement and to any retained government rights, SV hereby grants to Licensee an exclusive right and license, with the right to grant sublicenses pursuant to Section 2.2 below, under the Licensed Rights to develop, make, have made, use, offer for sale, sell, have sold, import and export Products in the Application Areas in the Territory. Notwithstanding the above, other licensees of the Licensed Patent Rights in fields other than the Application Areas shall not be precluded from practicing their rights in the event of the adventitious employment of the rights licensed herein.

2.2 Sublicenses. Licensee shall incorporate terms and conditions into its sublicense agreements with Sublicensees sufficient to enable Licensee to comply with this Agreement. Licensee shall promptly furnish SV with a fully signed photocopy of any such sublicense agreement, deleting economic terms only if necessary. Upon termination of this Agreement for any reason, any Sublicensee not then in default under its sublicense agreement with Licensee shall have the right to seek a license directly from SV, and SV agrees to negotiate such licenses in good faith under reasonable terms and conditions; provided that, SV’s and Sublicensee’s obligations under any such negotiated license shall be no greater than the obligations provided hereunder.

ARTICLE 3. DILIGENCE

3.1 Diligence

3.1.1 Licensee shall use diligent efforts, and/or shall cause its Affiliates and Sublicensees to use diligent efforts, to develop Products and to introduce Products into the commercial market, and, thereafter to make Products reasonably available to the public. Licensee or Sublicensee shall provide Licensor a semi-annual progress report detailing its, its Affiliates or its Sublicensee’s commercial diligence.

3.2 Compliance with Laws. Licensee shall comply and shall require its Affiliates and Sublicensees to comply with all applicable statutes, laws, ordinances, rules and regulations and obtain all appropriate government approvals pertaining to the sale, distribution, export and advertising of Products, including, without limitation, all Export Administration Regulations of the United States Department of Commerce. Licensee

shall bear sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold SV harmless (in accordance with Article 8 hereto) for the consequences of any such violation.

3.3 Termination Right. If Licensee is in breach of any of its obligations under this Article 3, SV shall have the right to terminate this Agreement in accordance with the provisions of Section 9.2 below. If an Affiliate or Sublicensee is in breach of any of its obligations under this Article 3, SV shall have the right to terminate the sublicense Agreement in accordance with the provisions of Section 9.2 below.

3.4 Upon termination for other than expiration of the Licensed Patent Rights, Licensee shall have three (3) months to complete the production of any Products that are works in progress and to sell any inventory of Products on hand as of the effective date of termination and may fill any bona fide orders accepted prior to the date of termination, provided that Licensee pays to SV the applicable royalties in accordance with Article 4 and provided that no such sale hereunder shall occur as from six (6) months after such termination.

ARTICLE 4. PAYMENTS, REPORTS, RECORDS

4.1 Royalties.

4.1.1 Licensee shall pay to SV a running royalty of three percent (3%) of Net Sales.

4.1.2 Until royalties due and paid to SV in a calendar year exceed ten thousand dollars ($10,000), Licensee shall pay to SV its documented out of pocket costs for prosecuting and maintaining the patents underlying this license. The payments shall be a credit against future royalties due to SV subject to the restriction set forth in 4.1.1,

4.2 Reports.

4.2.1 Within six (6) months of the Effective Date, Licensee shall furnish SV with a written research and development plan describing the major tasks to be achieved in order to bring to market a Product, specifying the number of staff and other resources to be devoted to such commercialization effort (“R&D Plan”). Thereafter, sixty (60) days after the end of a calendar year until the first commercial sale for each Product, Licensee shall report to SV the amounts expended toward the development and commercialization of each Product and provide sufficient evidence to substantiate the amounts stated. The written report required shall also include at least the progress of Licensee’s efforts during the immediately preceding calendar year to develop and commercialize Products, including, without limitation, its progress on the tasks detailed in its R&D Plan, reports of research and development activities, any changes in the R&D Plan, regulatory approvals, strategic alliances, and manufacturing, sublicensing and marketing efforts. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted

4.2.2 Following the first commercial sale of a Product, Licensee shall provide written reports to SV within thirty (30) days of the end of each calendar quarter, containing at least the following information:

(a) the number of Products sold during such calendar quarter by Licensee and its Affiliates to independent Third Parties in each country;

(b) the gross price charged by Licensee and its Affiliates for each Product sold in each country during such calendar quarter;

(c) calculation of Net Sales for such calendar quarter in each country, including a listing of applicable deductions;

(d) total running royalties due on Net Sales in U.S. dollars, together with the exchange rates used for conversion, and if no royalties are due for such calendar quarter, the report shall so state;

(e) the names and addresses of any Sublicensees granted a sublicense during such calendar quarter;

(f) the amount of Sublicense Income received by Licensee during such calendar quarter from each Sublicensee and the amount due to SV from such Sublicense Income, including an itemized breakdown of the sources of income comprising the Sublicense Income and any Licensee audit documents of Sublicense; and

(g) any running royalties or payments based on Sublicense Income due shall be paid in the quarter in which they are received by Licensee with the report delivered pursuant to this Section 4.3.

4.3 Records and Audits. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records, in accordance with generally accepted accounting principles, relating to the development and commercialization of Products and any amounts payable in relation to this Agreement, which records shall contain sufficient information to permit SV to confirm the accuracy of any reports delivered hereunder and compliance in other respects with this Agreement. Licensee shall, and shall cause its Affiliates and Sublicensees to, retain such records at Licensee’s, its Affiliates’ or Sublicensees’ place of business, as applicable, for at least three (3) years following the end of the calendar year to which they pertain, during which time SV or its appointed agents, shall have the right, at SV’s expense (subject to the last sentence of this Section 4.3), to inspect such records during normal business hours at mutually agreeable times to verify any reports and payments made, or compliance in other respects, under this Agreement. Licensee shall require that its Affiliates and Sublicensees allow such inspections by SV. In the event that any audit performed pursuant to this Section 4.4 reveals an underpayment in excess of five percent (5%), Licensee shall bear the full cost of such audit and shall remit any amounts due to SV within thirty (30) days of receiving notice thereof from SV.

4.4 Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter for which a report under Section 4.3 is due. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales. If a foreign government taxes the royalty income due SV, it is Licensee’s duty to pay the tax without an offset from SV.

4.5 Late Payments. Any payments to be made hereunder that are not paid on or before the date such payments are to be made under this Agreement shall bear interest from the date payment is to be made at the lower rate of: (a) two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due; and (b) the maximum rate permitted by law.

ARTICLE 5. INTELLECTUAL PROPERTY OWNERSHIP AND PROTECTION

5.1 Ownership. Licensee hereby acknowledges that, as between Licensee and SV, SV is the owner of all right, title and interest in and to the Licensed Rights.

5.2 Patent Prosecution: SV shall have the primary right, but not the obligation, on its own or through its designee, to prepare, file, prosecute, and maintain (collectively, “Prosecute”) the Licensed Patent Rights. In the event that SV desires to abandon any Licensed Patent Right that is necessary or useful for developing, making, having made, using, offering for sale, selling, having sold, importing or exporting Products in an Application Area or to decline responsibility for the Prosecution of any such Licensed Patent Right, SV shall provide Licensee with sufficient prior written notice of such intended abandonment or declination of responsibility so that Licensee shall have the opportunity to assume responsibility for the preparation, filing, prosecution or maintenance of such Licensed Patent Right without the loss of any rights therein, and Licensee or its designee shall have the right, at its cost and expense, to Prosecute the relevant Licensed Patent Right in the name of SV, as appropriate, to the extent legally necessary.

5.3 Enforcement of Patent Rights.

5.3.1 Notices of Alleged or Threatened Infringement. Each Party shall promptly notify the other in writing (1) of any alleged or threatened infringement by a Third Party of any Licensed Patent Right, (2) if such Party, or any of its Affiliates or Sublicensees, shall be individually named as a defendant in a legal proceeding brought by a Third Party for infringement of a patent because of the practice of any Licensed Patent Right, or (3) of any attempts by Third Parties to invalidate any Licensed Patent Right, and shall provide such other Party with all available evidence of any such alleged or threatened infringement, proceeding or attempt

5.3.2 Enforcement of the Licensed Patent Rights. SV or its designee shall have the primary right, but not the obligation, under its own or its designee’s control and at its own or its designee’s expense, to prosecute any Third Party infringement of the Licensed Patent Rights and/or to defend the Licensed Patent Rights in any declaratory judgment action brought by a Third Party which alleges invalidity, unenforceability, or non-infringement of the Licensed Patent Rights. If SV or its designee recovers any damages, by way of settlement or otherwise, in connection with such prosecution or defense, such recovery shall be retained by SV or its designee. Should SV and its designee elect not to prosecute any such infringement or defend any such declaratory judgment action on its own or through a designee by an entity commercializing products in an Application Area within sixty (60) days of SV becoming aware of or being notified of such infringement or action, then Licensee or its designee shall have the right to do so under its own control and at its own expense and in the name of SV to the extent legally necessary. If Licensee recovers any damages, by way of settlement or otherwise, in connection with such prosecution or defense, after Licensee recovers twice its legal fees and expenses, it shall pay to SV running royalties on any amount of such damages based on lost sales. Any additional damages recovered shall be retained by Licensee.

5.4 Cooperation. Each Party shall take all actions reasonably requested by another Party, and shall require its Affiliates and Sublicensees to do the same, to assist the requesting Party, at the requesting Party’s expense, in the filing, prosecution, maintenance, and enforcement of any of the Licensed Patent Rights pursuant to this Article 5, including without limitation making available to the other Party (or to the other Party’s authorized attorneys, agents or representatives) its employees, agents or consultants, and the signing, or causing its employees, agents or consultants to sign, all documents relating to said patent applications or patents. In addition, each Party consents to being named as a party in any action if such Party is an indispensable party to any action which the other Party is entitled to bring under this Article 5; provided, that the other Party agrees to defend, indemnify and hold harmless such Party against any claims or liabilities arising from such action.

ARTICLE 6. CONFIDENTIALITY

6.1 Nondisclosure Obligations. During the Term and for three (3) years thereafter, each Party (a “Receiving Party”) shall cause all proprietary business information of the other Party (a “Disclosing Party”) and which is obtained by the Receiving Party or its officers, employees and other representatives in connection with the negotiation or performance of this Agreement and not previously known to such Party (collectively, “Confidential Information”), to be treated as confidential and shall not use any such information other than in the normal course of its business as and to the extent contemplated hereunder, which use shall be made in such a way as is intended to protect the proprietary nature and confidentiality thereof, consistent with the Party’s practices for the protection of its own proprietary and confidential information, but in no event less than reasonable care. Each Party represents, warrants and covenants that it has instructed or will instruct its officers, employees and other representatives having access to such information of such Party’s obligation of confidentiality.

6.2 Exceptions. Notwithstanding the foregoing, a Receiving Party may disclose any information which such Party is obligated under this Agreement to keep confidential as follows:

(A) to which the other Disclosing Party consents in writing;

(B) to officers, employees and other representatives and attorneys of the Receiving Party who need to know such confidential information for the purpose of assisting or advising such Party, provided that the Receiving Party informs each such officer, employee and other representative and attorney of the confidential nature of such information and such person is obligated to maintain the information in confidence;

(C) to Third Parties whose consent or approval is required for consummating and performing the transactions contemplated herein to the extent necessary to obtain such consent or approval and, if practicable, subject to the agreement of such Third Party to maintain the confidentiality thereof;

(D) if required under applicable law or in connection with any filings or registrations with any court, arbitration board, administrative agency or commission, or other governmental or regulatory body, agency, instrumentality or authority, which are required to consummate and perform the transactions contemplated by this Agreement; and

(E) in order to use such information as evidence in or in connection with any pending or threatened litigation related to this Agreement or any transaction contemplated hereunder;

(F) each party shall have the right to disclose this agreement or portions of it in confidence as provided in this Article to a party with a need to know;

but in each case only to the extent such disclosure is necessary in connection with the purpose for which disclosure is permitted and, if practicable, subject to the agreement of such Third Party to maintain the confidentiality thereof. The obligations of confidentiality set forth herein shall not apply to information generally available to the public or in the possession of the Receiving Party prior to its disclosure under this Agreement or that is given to the Receiving Party on a non-confidential basis by another person other than in breach of obligations of confidentiality owed by such person to the Disclosing Party under this Agreement.

6.3 Obligations Upon Termination. In the event of the expiration or termination of this Agreement, each Receiving Party shall return or destroy, and cause any person acting on its behalf in connection with the transactions contemplated by this Agreement to return or destroy, all such Confidential Information (including copies thereof), except one copy thereof which may be retained to evidence a Party’s legal rights and obligations under this Agreement or in connection with any legal action related thereto.

6.4 Terms of this Agreement. The Parties each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party; provided, that each Party shall be entitled to disclose the terms of this Agreement without such consent to potential investors or other financing sources or to potential merger or acquisition candidates on the condition that such entities or persons agree to keep such terms confidential for the same time periods and to the same extent as such Party is required to keep such terms confidential.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations. Each Party hereby represents, warrants and/or covenants to the other Party that (a) it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted under this Agreement, and to perform fully its obligations hereunder, (b) this Agreement has been duly executed and delivered and is a valid and binding agreement of such Party, enforceable in accordance with its terms, (c) it has obtained all necessary consents and approvals to the transactions contemplated hereby, (d) it has not made and will not make any commitments to others in conflict with or in derogation of such rights or this Agreement, and (e) the execution of this Agreement and the arrangements and transactions contemplated by this Agreement do not conflict with or breach the terms of any agreement that such Party or its Affiliates may have with any Third Party as of the Effective Date.

7.2 Disclaimer of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SV DOES NOT MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR THE NON-INFRINGEMENT OF ANY THIRD PARTY PATENTS OR PROPRIETARY RIGHTS, AND ALL UNIFORM COMMERCIAL CODE WARRANTIES, OR SIMILAR WARRANTIES UNDER LAWS OF ANY OTHER COUNTRY, ARE EXPRESSLY DISCLAIMED BY SV.

7.3 Limitation of Liability. No Party accepts any liability under or in relation to this Agreement or its subject matter (whether such liability arises due to negligence, breach of contract, misrepresentation or for any other reason) for any: loss of profits; loss of sales; loss of turnover; loss of or damage to business; loss of or damage to reputation; loss of contracts; loss of customers; wasted management or other staff time; losses or liabilities under or in relation to any other contract; indirect, special or consequential loss or damage, and for the purposes of this clause the term “loss” includes a partial loss or reduction in value as well as a complete or total loss.

ARTICLE 8. INDEMNIFICATION

8.1 By Licensee. Licensee hereby agrees at all times to defend, indemnify and hold SV and its Affiliates, and their respective assignees, successors, and the officers, agents, employees of each of them (each an “SV Indemnitee”), harmless from and against any and all claims, damages, liabilities, losses, costs and expenses (including, without limitation, attorneys’ fees) (collectively, “Losses”) arising out of or in connection with any Third Party claim based on:

(a) any material breach of any representation, warranty, covenant, condition or agreement made or to be performed by Licensee under the terms of this Agreement;

(b) the commercialization of Products or any other exercise or practice by Licensee, its Affiliates or Sublicensees (except for those Affiliates and Sublicensees explicitly approved by SV) of the licenses granted hereunder to Licensee, including, without limitation, (i) any claim based on an alleged breach of any warranty, implied or otherwise, of merchantability or fitness for a particular purpose or intended use, (ii) any claim of infringement of a Third Party’s intellectual property rights; (iii) any claim alleging or based on product liability or false advertising, and/or (iv) any claim arising on account of any injury or death of persons or damage to property; or

(c) the gross negligence, intentional misconduct or illegal actions of a Licensee Indemnitee (as defined below).

Provided, however, that the foregoing indemnification obligations shall not apply to any Losses to the extent directly attributable to (i) the gross negligence, intentional misconduct or illegal actions of an SV Indemnitee, (ii) the material breach of the representations and warranties hereunder by SV, or (iii) the settlement of a claim, suit, action, or demand by an SV Indemnitee without the prior written approval of Licensee.

8.2 By SV. SV hereby agrees at all times to defend, indemnify and hold harmless Licensee and its Affiliates and Sublicensees, and their respective successors, and the officers, agents, and employees of each of them (each a “Licensee Indemnitee”), from and against any and all Losses arising out of or in connection with any Third Party claim based on:

(a) any material breach of any representation, warranty, covenant, condition or agreement made or to be performed by SV under the terms of this Agreement; or

(b) the gross negligence, intentional misconduct or illegal actions of an SV Indemnitee.

Provided, however, that the foregoing indemnification obligations shall not apply to any liability, demands, damage, expense or losses to the extent directly attributable to (i) the gross negligence, intentional misconduct or illegal actions of a Licensee Indemnitee, (ii) the breach of the representations and warranties hereunder by Licensee, or (iii) the settlement of a claim, suit, action, or demand by a Licensee Indemnitee without the prior written approval of SV.

8.3 Indemnification Procedure. In the event that an SV Indemnitee or a Licensee Indemnitee (each an “Indemnitee”) intends to claim indemnification hereunder, such Indemnitee shall promptly notify the indemnifying Party of any liability in respect of which the Indemnitee intends to claim such indemnification, and the indemnifying Party shall assume and have exclusive control over the defense thereof with counsel selected by the indemnifying Party that is reasonably satisfactory to the Indemnitee; provided, however, that such Indemnitee shall have the right to fully participate in any such action or proceeding and to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying Party, if representation of such Indemnitee by the counsel retained by the indemnifying Party would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. Neither the indemnifying Party nor the Indemnitee shall enter into any settlement agreement with any Third Party without the consent of the other Party, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the indemnifying Party within a reasonable time after the commencement of such action, to the extent prejudicial to the indemnifying Party’s ability to defend such action, shall relieve the indemnifying Party of its indemnification obligations hereunder, but the failure to so deliver notice to the indemnifying Party will not relieve it of any liability that it may have to any Indemnitee otherwise than as aforesaid. The Indemnitee shall, at the expense of the indemnifying Party, cooperate with the indemnifying Party and its legal representatives in the investigation and defense of any liability covered by this Agreement.

8.4 Insurance. From the date of the first commercial sale of a Product by Licensee, its Affiliates or Sublicensees until three (3) years from the end of the Term, Licensee shall have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated, and shall upon request provide SV with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

ARTICLE 9. TERM AND TERMINATION

9.1 Term. This Agreement shall commence on the Effective Date and shall expire upon the expiration of the last-to-expire Valid Claim or while there is a pending patent application under the Licensee Patent Rights, unless earlier terminated as provided hereunder (the “Term”).

9.2 Termination for Breach. If a Party fails to comply with any of the material terms and conditions of this Agreement, the other Party may terminate this Agreement upon ninety (90) days’ written notice to the defaulting Party specifying any such breach unless within the period of such notice, all breaches specified therein shall have been remedied, or unless the breach is one which, by its nature, cannot be fully remedied in ninety (90) days, but the breaching party has undertaken reasonable and continuous, good faith efforts toward remedying the breach within such ninety (90) days, and continues to use reasonable, good faith, and diligent efforts to promptly remedy the breach.

9.3 Termination for Insolvency. Either Party may terminate this Agreement if the other Party becomes insolvent, has a petition in bankruptcy filed against it, which is consented to, acquiesced in or remains undismissed for ninety (90) days, makes a general assignment for the benefit of creditors, or has a receiver appointed. In addition to the right to terminate this Agreement under this Section 9.3, the Parties shall have all legal and equitable remedies available to enforce the terms and conditions of this Agreement.

9.4 Effects of Termination and Expiration.

9.4.1 Upon any termination of this Agreement:

(a) Licensee, its Affiliates and Sublicensees shall have three (3) months to complete the production of any Products that are works in progress and to sell any inventory of Products on hand as of the effective date of termination and may fill any bona fide orders accepted prior to the date of termination, provided that Licensee pays the applicable royalties and sublicense fees in accordance with Article 4 hereto and provided that no such sale hereunder shall occur later than six (6) months after such termination or produced thereafter from works in progress;

(b) All amounts due but previously unpaid by any terminated Party shall be due and payable as of the time of termination; and

(c) all rights and licenses granted to Licensee hereunder shall immediately terminate.

9.4.2 Upon expiration of this Agreement, each Party shall retain a fully paid-up, royalty-free, non-exclusive right and license under any Know How of the other Party licensed hereunder. SV shall have the sole right to negotiate with Licensee for Know-How developed by Licensee in the development and commercialization of a Product that Licensee no longer intends to sell.

9.4.3 Upon expiration or termination of this Agreement:

(a) The Parties shall abide by their obligations under Section 9.4.1 above; and

(b) In addition to and in no way limiting the provisions of Section 9.4.1 above, upon expiration or termination of this Agreement, Articles 1, 4, 5, 6, 7 and 8 and Sections 4.4, 4.5, 4.6, 5.3, 5.5, 10.7 and 10.8 shall survive expiration or termination of this Agreement in accordance with their terms.

ARTICLE 10. MISCELLANEOUS

10.1 Further Assurances. Each of the Parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

10.2 Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the consent of the other Party; provided, however, that either Party may, without such consent, assign its rights and obligations under this Agreement (a) to an Affiliate in connection with a corporate reorganization, (b) in connection with a merger, consolidation or sale of substantially all of such Party’s assets to an unrelated

Third Party, or (c) the sale, transfer or other disposition of all or substantially all of the assets allocated to such Party’s division or business unit to which this Agreement relates; provided, however, that the assigning Party’s rights and obligations under this Agreement shall be assumed in writing by its successor in interest in any such transaction. Any purported assignment in violation of this Section 10.2 shall be void.

10.3 Force Majeure. If the performance of this Agreement or any obligation hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, terrorist acts, inability to procure raw materials, power or supplies, or other violence, any law, order, proclamation, regulation, ordinance, demand or requirement of any government agency, or any other act or condition whatsoever beyond the control of a Party hereto, the Party so affected, upon giving prompt notice to the other Party, shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, that the Party so affected shall use its best efforts to avoid or remove such causes of non-performance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

10.4 Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

10.5 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to another Party shall be in writing, delivered personally or by e-mail or facsimile (and promptly confirmed by first class mail), by a next business day delivery service of a nationally recognized overnight courier service or by courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor in accordance with this Section 9.5 and shall be effective upon sending by the notifying Party in accordance with this Section 10.5.

If to SV	Shalon Ventures Inc.
532 Emerson St.
Palo Alto, CA 94301
USA
Attention: Chairman
Telephone: 650-473-9190x199
E-mail :teddy@shalon.com
with a copy to:	Alan Mendelson
Latham & Watkins
135 Commonwealth Drive
Menlo Park CA 94025
+1 (650) 463-4693
Alan.Mendelson@LW.com
If to Licensee:	Expanders, Inc.
532 Emerson St.
Palo Alto, CA 94301
U.S.A.
Attention: Norm Sokoloff
Telephone: 650-473-9190 x103
E-mail: norm@shalon.com

10.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.

10.7 Dispute Resolution. Any disputes, other than a claim for injunctive relief pursuant to Section 10.8 below, arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by any Party of its obligations hereunder, whether before or after termination of this Agreement, shall be resolved by binding arbitration. In any such arbitration, SV shall not be represented by any SV Member who owns a substantial amount of equity in Licensee or is otherwise able to significantly influence Licensee’s management and governance through participation as an officer, director, member, manager, stockholder or principal.

10.8 Injunctive Relief. The Parties hereby acknowledge that certain breaches of this Agreement may cause irreparable harm and that the remedy or remedies at law for any such breach may be inadequate. The Parties hereby agree that, in the event of any such breach, in addition to all other available remedies hereunder, the non-breaching Party or Parties shall have the right to obtain equitable relief to enforce this Agreement in any court of competent jurisdiction.

10.9 Entire Agreement. This Agreement, together with the Exhibits hereto contain the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by the Parties hereto. Each of the Parties hereby acknowledges that this Agreement is the result of mutual negotiation and therefore any ambiguity in its terms shall not be construed against the drafting Party.

10.10 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

10.11 Independent Contractors. It is expressly agreed the Parties shall be independent contractors and that the relationship between the Parties contemplated by this Agreement shall not constitute a partnership, joint venture or agency.

10.12 Waiver. Except as expressly provided herein, the waiver by any Party hereto of any right hereunder or of any failure to perform or any breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other failure to perform or breach by said other Party, whether of a similar nature or otherwise, nor shall any singular or partial exercise of such right preclude any further exercise thereof or the exercise of any other such right.

10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be exchanged by facsimile if mutually agreed by the Parties.

10.14 Expenses. Each of the Parties hereto shall bear their own respective costs and expenses in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby and thereby.

10.15 Voluntary Act of Parties. Each of the Parties hereto acknowledges that it is entering into the Agreement voluntarily and without coercion, that it has been represented by counsel of its choice throughout the negotiation of this Agreement, and that it fully understands that terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

SHALON VENTURES Inc

By:

Name:	Tadmor Shalon
Title:	CEO

EXPANDERS, INC.

By:

Name:	Daniel Jacobs MD
Title:	Vice President

EXHIBIT A

Licensed Patent Rights

U.S. provisional patent application no. 60/ 612,018, filed September 21, 2004.